As filed with the Securities and Exchange Commission on May [__], 2001
                                                         Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 -------------

                               J. Crew Group, Inc.
             (Exact Name of Registrant as Specified in Its Charter)


                 New York                             22-2894486

     (State or Other Jurisdiction of       (I.R.S. Employer Identification
      Incorporation or Organization)                   Number)

                                  770 Broadway
                               New York, NY 10003
              (Address of Registrant's Principal Executive Offices)

                   J. Crew Group, Inc. 1997 Stock Option Plan
                            (Full Title of the Plan)

                                 -------------

                           Barbara K. Eisenberg, Esq.
         Senior Vice President, General Counsel and Corporate Secretary
                                  770 Broadway
                               New York, NY 10003
                                  212-209-2500
           (Name, Address, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                 -------------

                                        CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                            Proposed
                                                             Maximum          Proposed
                                                             Offering         Maximum         Amount Of
               Title Of Securities       Amount To Be       Price Per        Aggregate       Registration
                To Be Registered        Registered (1)      Share (2)      Offering Price        Fee
----------------------------------------------------------------------------------------------------------
J. Crew Group, Inc. Common Stock,       1,910,000 shares       $9.15         $17,476,500       $4,363.13
par value $.01 per share
----------------------------------------------------------------------------------------------------------

(1) Together with an indeterminate number of shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the J. Crew
    Group, Inc. 1997 Stock Option Plan as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of J. Crew
    Group, Inc.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the
    "Securities Act"), based on a weighted average of the exercise prices of outstanding options.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



Item 3.  Incorporation of Documents by Reference.

         The following information shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

         (i) the Annual Report on Form 10-K of J. Crew Group, Inc. (the "Company" or the "Registrant") for the fiscal year ended February 3, 2001, filed with the Securities and Exchange Commission (the "Commission") on April 27, 2001; and

         (ii) all documents filed by J. Crew pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the termination of the offering of shares offered hereby.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         The securities being offered hereby are shares of common stock, par value $.01 per share, of the Company. As of the date hereof, the charter of the Company authorizes the Company to issue capital stock consisting of 100,000,000 shares of common stock, $.01 par value ("Common Stock"), 1,000,000 shares of Series A cumulative preferred stock, par value $.01 per share ("Series A Preferred Stock"), and 1,000,000 shares of Series B cumulative preferred stock, par value $.01 per share ("Series B Preferred Stock"), the terms, provisions and preferences of which may be designated from time to time by the Board of Directors of the Company (the "Board").

Common Stock.

         The Company and the holders of its Common Stock as of the date hereof have entered into a shareholders' agreement dated as of October 17, 1997, as amended (the "Shareholders' Agreement"). Among other things, the Shareholders' Agreement (i) imposes certain restrictions on the transfer of shares of Common Stock and (ii) gives such holders registration rights under certain circumstances. Prior to the existence of a public market for the Common Stock, purchasers of shares of Common Stock offered hereby will also be required to enter into a shareholders' agreement with the Company and the Company's majority shareholder, TPG Partners II, L.P., a Delaware partnership ("TPG"), and certain affiliates of TPG, that (i) imposes substantial restrictions on the transfer of shares of Common Stock and (ii) gives the Company certain rights to purchase the Common Stock upon the termination of the employment with the Company and its affiliates of such purchaser.

         Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, TPG and certain of its affiliates or partners may elect a majority of the directors standing for election. In addition, pursuant to the Shareholders' Agreement, Ms. Woods, Chairman of the Board, has the right (subject to certain minimum stock ownership requirements) to serve on the Board and to appoint one additional director (and any successors to such director) to the Board. The Board is comprised of nine members.

         Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company hereby will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Preferred Stock.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Restated Certificate of Incorporation of the Company provides that no director, past or present, shall have personal liability to the corporation or its shareholders for damages for any breach of duty in his or her capacity as director, other than liability imposed under the New York Business Corporation Law.

         In its By-Laws, the Company indemnifies any person from liability arising out of service, at the request of the Company, to any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, unless such person's acts were committed in bad faith.

         The Company has in place a directors' and officers' liability insurance policy.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The following documents are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

         4.1 Restated Certificate of Incorporation of J. Crew Group, Inc. dated October 17, 1997 (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-4 filed December 16, 1997).

         4.2  J. Crew Group, Inc. By-Laws (incorporated by reference to Exhibit
3.2 to the Company's Annual Report on Form 10-K filed April 27, 2001).

         4.3  J. Crew Group, Inc. 1997 Stock Option Plan, as amended.

         5.1 Opinion of the law firm of Cleary, Gottlieb, Steen and Hamilton regarding the validity of securities being registered.

         23.1  Consent of KPMG LLP, Independent Auditors.

         23.2  Consent of Cleary, Gottlieb, Steen and Hamilton (included in
Exhibit 5.1)

         24.1  Power of Attorney (included on signature page).

Item 9.  Undertakings.

         (a)  The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
         Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on this 30th day of April, 2001.



                                       J. CREW GROUP, INC.


                                           /s/ Mark A. Sarvary
                                           -----------------------------------
                                       By: Mark A. Sarvary
                                           Director, Chief Executive Officer




                                POWER OF ATTORNEY

                  Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Mark A. Sarvary, Scott M. Rosen and Barbara K. Eisenberg, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on the 30th day of April, 2001.


             Signature                                       Title
             ---------                                       -----
          /s/ Emily Woods                         Director, Chairman of the Board
---------------------------------------
            Emily Woods

        /s/ Mark A. Sarvary                      Director, Chief Executive Officer
---------------------------------------            (Principal Executive Officer)
          Mark A. Sarvary

        /s/ David Bonderman                                  Director
---------------------------------------
          David Bonderman

        /s/ Richard W. Boyce                                 Director
---------------------------------------
          Richard W. Boyce

      /s/ Gregory D. Brenneman                               Director
---------------------------------------
        Gregory D. Brenneman

      /s/ John W. Burden, III                                Director
---------------------------------------
        John W. Burden, III

        /s/ James G. Coulter                                 Director
---------------------------------------
          James G. Coulter

        /s/ Brian T. Swette                                  Director
---------------------------------------
          Brian T. Swette

         /s/ Josh S. Weston                                  Director
---------------------------------------
           Josh S. Weston

         /s/ Scott M. Rosen                 Executive Vice President, Chief Financial Officer
---------------------------------------              (Principal Financial Officer)
           Scott M. Rosen

       /s/ Nicholas Lamberti                      Vice President - Corporate Controller
---------------------------------------              (Principal Accounting Officer)
          Nicholas Lamberti

                                  EXHIBIT INDEX

Exhibit
No.       Description                               Method of Filing                      Page
-------   -----------                               ----------------                      ----

4.1       Restated Certificate of Incorporation     Incorporated by reference to           --
          of J. Crew Group, Inc. dated October      Exhibit 3.1 to the Company's
          17, 1997                                  Registration Statement on Form
                                                    S-4 filed December 16, 1997

4.2       J. Crew Group, Inc. By-Laws, as amended   Incorporated by reference to           --
          on June 1, 1998, and on January 27, 2000  Exhibit 3.2 to the Company's
                                                    Annual Report on Form 10-K filed
                                                    April 27, 2001

4.3       J. Crew Group, Inc. 1997 Stock Option     Filed herewith                          9
          Plan, as amended

5.1       Opinion of the law firm of Cleary,        Filed herewith                         33
          Gottlieb, Steen and Hamilton regarding
          the validity of securities being
          registered

23.1      Consent of KPMG LLP, Independent          Filed herewith                         35
          Auditors

23.2      Consent of Cleary, Gottlieb, Steen and    Filed herewith                         --
          Hamilton (included in Exhibit 5.1)

24.1      Power of Attorney (included on            Filed herewith                         --
          signature page)